July 29, 2002	Exhibit 16.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 29, 2002 of Nash Finch Company and are in agreement with the statements contained in paragraphs 1 through 3 on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                                                                /s/ Ernst & Young LLP